POWER OF ATTORNEY FOR SECTION 16 REPORTING

The undersigned hereby appoints Gerhard F. Burbach, in his capacity as President and Chief Executive Officer of Thoratec Corporation (the "Company"), David Lehman, in his capacity as Senior Vice President and General Counsel of the Company, and any of them with full power of substitution or their respective successors in any such offices, as the attorney-in-fact of the undersigned to execute and file with the Securities and Exchange Commission ("SEC") and any other authority required by the rules and regulations of the SEC or any market or exchange on which shares of the Company are traded and to submit to the Company, in the place and stead of the undersigned, SEC Forms 3, 4 and 5 and any successor reporting forms required by the SEC in connection with purchases and sales of securities of the Company.  This Power of Attorney supersedes and revokes all previous Powers of Attorney executed for the undersigned with respect to the filings of SEC Forms 3, 4 and 5 regarding the purchases and sales of securities of the Company and shall be effective until revoked by a written instrument executed by the undersigned and delivered to the Company at its headquarters to the attention of the General Counsel.

Dated:	October 10, 2012

By	/s/Taylor C. Harris
Name:	Taylor C. Harris

Title:	Vice President and Chief Financial Officer
Thoratec Corporation